FOR IMMEDIATE RELEASE	May 6, 2010
Contact: Susan Jordan
732-577-9997

UMH PROPERTIES, INC. REPORTS FIRST QUARTER EARNINGS

FREEHOLD, NEW JERSEY, May 6, 2010.........………UMH Properties, Inc. (NYSE Amex:UMH) reported net income of $1,885,000 or $0.15 per share for the quarter ended March 31, 2010, as compared to a net loss of ($1,099,000) or ($0.10) per share for the quarter ended March 31, 2009.  Funds from operations (FFO) amounted to $2,889,000 or $0.24 per share for the quarter ended March 31, 2010, as compared to ($56,000) or ($0.005) per share for the quarter ended March 31, 2009.  Included in net income and FFO for 2010 are realized gains on the sale of securities of $982,000 or $0.08 per share. Included in the net loss and FFO for 2009 are non-cash impairment charges and other losses on securities transactions of $2,281,000 or $0.21 per share.

A summary of significant financial information for the three months ended March 31, 2010 and 2009 is as follows:

For the Three Months Ended

   March 31,

	2010	2009

Total Income	$8,161,000	$7,642,000
Total Expenses	$7,144,000	$6,398,000
Gain (Loss) on Securities Transactions, net	$982,000	$(2,281,000)
Net Income (Loss)	$1,885,000	$(1,099,000)
Net Income (Loss) per Share	$.15	$(.10)
FFO (1)	$2,889,000	$(56,000)
FFO per Share (1)	$.24	$(.005)
Weighted Average Shares Outstanding	12,290,000	11,060,000

 (1)  Non-GAAP Information:  Funds from Operations (FFO) is defined as net income excluding gains (or losses) from sales of depreciable assets, plus depreciation.  FFO per share is defined as FFO divided by the weighted average shares outstanding.  FFO and FFO per share should be considered as supplemental measures of operating performance used by real estate investment trust (REITs).  FFO and FFO per share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost bases.  The items excluded from FFO and FFO per share are significant components in understanding and assessing the Company’s financial performance.  FFO and FFO per share (1) do not represent cash flow from operations as defined by generally accepted accounting principles; (2) should not be considered as alternatives to net income or net income per share as measures of operating performance or to cash flows from operating, investing and financing activities; and (3) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

The Company’s FFO for the quarter ended March 31, 2010 and 2009 is calculated as follows:

	2010	2009

Net Income (Loss)	$1,885,000	($1,099,000)
(Gain) Loss on Sales of Depreciable Assets	(15,000)	12,000
Depreciation Expense	1,019,000	1,031,000

FFO	$2,889,000	($56,000)

The following are the cash flows provided (used) by operating, investing and financing activities for the three months ended March 31, 2010 and 2009:

	2010	2009

Operating Activities	$2,681,000	$3,029,000
Investing Activities	(848,000)	(693,000)
Financing Activities	493,000	(2,168,000)

Samuel A. Landy, President, stated, “We are pleased with our first quarter results.  FFO per share amounted to $0.24 for the quarter ended March 31, 2010 as compared to a negative ($.005) for the quarter ended March 31, 2009.  Adjusting for the impact of our securities gains and losses, our FFO per share was $0.16 for the quarter ended March 31, 2010 as compared to $0.21 for the quarter ended March 31, 2009.   Occupancy remained unchanged from year-end at 78%.  However, the US economy appears to be improving and while employment tends to be a lagging indicator, early indications are favorable for the company to generate increases in sales and occupancy.  We have continued to strengthen our already strong balance sheet and at quarter end had approximately $7 million in cash and over $37 million in REIT securities subject to margin and bank loans of $5 million.  We are well positioned for future growth and are actively seeking opportunistic investments.”

UMH, a publicly-owned REIT, owns and operates twenty-eight manufactured home communities located in New Jersey, New York, Pennsylvania, Ohio and Tennessee.  In addition, the Company owns a portfolio of REIT securities.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation

Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. Factors and risks that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

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